Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 7, 2017, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries, and the effectiveness of A. M. Castle & Co. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of A. M. Castle & Co. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
November 28, 2017